Exhibit 99.1

VIASPACE ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

PASADENA, CA.—August 14, 2006—VIASPACE Inc. (OTC.BB: VSPC), a company that works to transform proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, today announced financial results for the quarter ended June 30, 2006.

Revenues for the second quarter of 2006 were $174,000, as compared with $188,000 in the same quarter of 2005. Gross profit for the second quarter of 2006 was $28,000 compared with $85,000 for the comparable quarter of 2005.

Operating expenses for the second quarter of 2006 were $1,482,000 compared to $552,000 in the same quarter of 2005. Included in operating expenses for the second quarter of 2006 was $331,000 of stock compensation and warrant expense related to the Company’s January 1, 2006 adoption of Statement of Financial Accounting Standards No. 123®, “Share-Based Payments”. Second quarter of 2006 operating expenses consisted of $1,211,000 in selling, general and administrative expenses and $271,000 in research and development expenses. In the second quarter of 2005, there was $284,000 in selling, general and administrative expenses and $268,000 in research and development expenses.

Other income, net, including minority interest in consolidated subsidiaries, was income of $31,000 for the second quarter of 2006 compared to a loss of $5,000 for the same period in 2005.

Net loss was $1,423,000 for the second quarter of 2006, compared to net loss of $472,000 for the same quarter of 2005. The Company’s loss per basic and fully diluted share was less than $0.01 in both quarters.

Commenting on second quarter results, Dr. Carl Kukkonen, Chief Executive Officer of VIASPACE Inc., said, “The second quarter of 2006 marks the first quarter that VIASPACE is reporting revenues for subsidiaries Arroyo Sciences, Inc. and Direct Methanol Fuel Cell Corporation. Arroyo Sciences, has entered into a contract with L-3 Communications, Security and Detection Systems, to provide sensor data fusion software and its SHINE inference engine technology for the Advanced Container Security Device project, under a contract award to L-3 by the US Department of Homeland Security. The Advanced Container Security Device (ACSD) project aims to develop the next generation of maritime cargo container security.

Dr. Kukkonen added, “In addition, our subsidiary Direct Methanol Fuel Cell Corporation (DMFCC), achieved milestones during the second quarter and recognized revenues related to the design, production and test of prototype fuel cell cartridges under its contract with Catalytic Devices International, LLC (CDI) of Pleasanton California. CDI is developing innovative heaters based on the catalytic decomposition of methanol into water vapor, carbon dioxide and heat without burning. CDI heaters are flexible and can be embedded in many applications including winter clothing, boots, sleeping bags and tents. Second quarter revenues were also generated from subsidiary Ionfinity’s continuing fulfillment of Navy and Air Force contracts, although the revenues were lower than the same quarter of 2005.”

Dr. Kukkonen added, “We also continue to invest in R&D in each of our subsidiaries for development of commercial products. We have also increased spending in sales and marketing expenses to improve customer awareness of our products.”

About VIASPACE: Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please see www.VIASPACE.com, or contact Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The risks are outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.